Exhibit 1

Leading Proxy Advisory Firms Glass Lewis and Egan-Jones Recommend Tiptree Shareholders Vote AGAINST the Proposed Sale of Fortegra to DB Insurance

Glass Lewis and Egan-Jones Cite Flawed Structure, Conflicts of Interest, and Failure to Deliver Value to Shareholders

Veradace Highlights Several Material Errors in Institutional Shareholder Services’ Analysis

Veradace Urges Shareholders to Follow Glass Lewis and Egan-Jones’ Recommendations and Vote AGAINST the Proposed Transaction at the Upcoming Special Meeting on December 3, 2025

DALLAS--(BUSINESS WIRE)--Veradace Partners L.P. (collectively with its affiliates, “Veradace” or “we”), a significant shareholder of Tiptree Inc. (Nasdaq: TIPT) (“Tiptree” or the “Company”), with beneficial ownership of 5.1% of the outstanding common stock, today announced that Glass, Lewis & Co. (“Glass Lewis”) and Egan-Jones Ratings Company ("Egan-Jones"), recommended that Tiptree shareholders vote AGAINST the Company’s proposed sale of The Fortegra Group, Inc. (“Fortegra”) to DB Insurance Co., Ltd. (“DB Insurance”) at the Company’s Special Meeting of Stockholders (the “Special Meeting”) scheduled for December 3, 2025.

Alex Vezendan, General Partner of Veradace, stated:

“We appreciate that both Glass Lewis and Egan-Jones conducted independent, comprehensive analyses and concluded that shareholders should oppose the transaction at the upcoming Special Meeting. This sale stems from a flawed and rushed process that ignored superior alternatives and appears designed to create a “blank-check” holding company from which management can continue to siphon value from shareholders.

While we firmly believe that Institutional Shareholder Services reached an erroneous conclusion based on factual errors, we appreciate that ISS nevertheless also recognized significant issues surrounding the transaction, including the sharp post-announcement share price decline, hundreds of millions of dollars of tax leakage, and that Tiptree management has not provided any plan to return nearly $1 billion in transaction proceeds to shareholders. We strongly urge our fellow shareholders to follow Glass Lewis and Egan-Jones’ recommendations and reject this value-destructive transaction.”

In its report, Glass Lewis recommended shareholders vote against the proposed transaction. It noted the following in its report:1

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“Foremost, the structure of the deal raises questions about management incentives. By pursuing an asset sale, the board chose a path that inherently favored the continuation of the existing Tiptree management team and platform over an immediate payout to shareholders.”

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“The core issue for shareholders is not solely whether the price is at the upper or lower end of any particular range, but rather that the transaction structure does not provide a clear or immediate path for this value to accrue to shareholders.”

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“The structure of the deal places significant discretion over nearly $1 billion in proceeds with the Company, absent a defined plan or commitment regarding capital return, reinvestment priorities, or a clear timeline for how shareholders might ultimately benefit.”

1 Permission to quote Glass Lewis was neither sought nor obtained. Emphasis added.

Egan-Jones also recommended shareholders vote against the proposed transaction, noting: 2

●	“The deal leaves Tiptree with nearly $1 billion in unallocated cash, providing management with a “blank-check” to redeploy capital at their discretion.”

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“The 20+% drop in the stock price after the merger was announced and the steep discount now placed on Tiptree makes it clear that the market also does not believe this is a good deal for shareholders.”

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“Given Tiptree’s strong financial performance and the central role Fortegra has played in driving growth, the decision to sell Fortegra is striking. In this scenario, divesting a high-performing asset raises questions about the strategic direction of the Company.”

Shareholders should be aware of several material errors in Institutional Shareholder Services Inc.’s (“ISS”) analysis, including:

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ISS’ conclusion is based on irrelevant factors. ISS concludes that the sale is justified because it supports Tiptree’s long-term “permanent capital model,” even if it is structured to incur double taxation and the sale process ignored potentially superior alternatives.

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ISS mistakenly concludes that the transaction is aligned with the best interests of shareholders because of the risks inherent in pursuing alternatives. However, as a result of the negative market reaction that followed the transaction’s announcement, Tiptree shares are trading at a depressed price from which further downside risk is limited. In fact, Veradace believes there is significant potential upside from present values if shareholders reject the proposed transaction.

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The sale process was incomplete. ISS describes the process as “thorough and competitive,” but the evidence shows it excluded financial sponsors, failed to evaluate a sale of Tiptree or a backstopped IPO, and contacted only 19 potential buyers – notably, the fewest parties contacted of any relevant precedent transaction.

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ISS failed to analyze the deal’s valuation. Although ISS acknowledged that the merger consideration is below the fairness opinion’s range of implied values calculated using Fortegra's non-GAAP P/E '26E, it did not independently analyze the deal’s valuation, nor did it properly assess Veradace’s conclusive evidence that valuing the deal based on book value ignores key parts of Fortegra’s business.

The recommendations from Glass Lewis and Egan-Jones make clear that the Board’s process has failed Tiptree shareholders and that the proposed sale would destroy long-term value. Veradace urges shareholders to vote AGAINST the proposed sale at the December 3rd Special Meeting.

About Veradace Partners, L.P.

Veradace Partners is a concentrated, long-term, public equity investment partnership that seeks to find high-quality business at reasonable prices. Veradace takes a long-term and constructive approach to working with management teams. Veradace has a track record of working with management teams to create long-term value.

2 Permission to quote Egan-Jones was neither sought nor obtained. Emphasis added.

DISCLAIMERS

This is not a solicitation of authority to vote your proxy. Do NOT send us your proxy card. Veradace is not asking for your proxy and will not accept proxy cards if sent. Veradace is not able to vote your proxy, nor does this communication contemplate such an event.

The press release does not constitute an offer, solicitation, or recommendation to sell or an offer to buy securities, investment products, or advisory services. There is no assurance or guarantee with respect to the prices at which any securities of Tiptree will trade, and such securities may not trade at prices that may be implied herein. This press release is being provided for general informational purposes only and does not take into account the specific investment objectives, the financial situations, suitability, or particular need of any specific person(s) who may receive it. This press release is not intended to provide and should not be relied on for any investment, accounting, legal, or tax advice.

The statements contained in this press release reflect the analysis and opinions of Veradace based on information taken from public filings, Company statements, and other data sources believed to be reliable. Veradace has not independently verified such information and does not guarantee its accuracy. None of Veradace, its affiliates, their representatives or any person makes any express or implied representations or warranty as to the reliability, accuracy, or completeness of the information contained or referenced in this press release, or in any written or oral communication transmitted or made available to the recipient. There is no guarantee that any measures proposed herein will be successful or will result in gains for Tiptree or its shareholders.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “in our view”, “from our perspective”, “intends”, “estimates”, “plans”, “will be”, “would” and similar expressions. Although Veradace believes that the expectations reflected in forward-looking statements contained herein are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and are generally beyond the control of Veradace, Tiptree or Fortegra —that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. In addition, the foregoing considerations and any other publicly stated risks and uncertainties should be read in conjunction with the risks and cautionary statements discussed or identified in the Tiptree’s public filings with the U.S. Securities and Exchange Commission, including those listed under “Risk Factors” in annual reports on Form 10-K and quarterly reports on Form 10-Q and those related to the Proposed Transaction. The forward-looking statements and other information herein speak only as of the date hereof and, other than as required by applicable law, Veradace does not undertake any obligation to update or revise any forward-looking statements or other information. Certain information included in this material is based on data obtained from sources considered to be reliable. Any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should not be viewed as factual and should not be relied upon as an accurate prediction of future results.

Veradace has a long investment position in the company discussed herein and, as such believes that it stands to benefit by actions undertaken by such company that are being advocated herein. Veradace’s investment in Tiptree will increase in value if the trading price of Tiptree’s common stock increases and will decline in value if the trading price of Tiptree’s common stock decreases. Veradace may change its views about or its investment position in Tiptree at any time, for any reason or for no reason. Veradace may buy, sell, or otherwise change the form or substance of its Tiptree investment at any time. Veradace disclaims any obligation to notify the public of any such changes except as required by applicable law. Veradace also undertakes no commitment to take or refrain from taking any action with respect to Tiptree, Fortegra or any other company, except as required by applicable law. In addition, the information contained herein is being publicly disclosed without prejudice and shall not be construed to prejudice any of Veradace’s rights, demands, grounds and/or remedies.

Contacts

For Investors:

Veradace Capital Management
info@veradacecapital.com

For Media:

Longacre Square Partners
veradacecapital@longacresquare.com